Exhibit 10.58.2


                              EMPLOYMENT AGREEMENT


         This Agreement effective April 1, 2001, is entered into by and between
R. Douglas Kahn ("the Executive") and PanAmSat Corporation ("PanAmSat").

         The Parties agree as follows:

         A.     EMPLOYMENT AND TERMS

Subject to the terms and conditions hereof, the Executive shall be employed by PanAmSat, in the position of Chief Executive Officer ("CEO"). The Executive's office shall be located at PanAmSat headquarters in Greenwich, Connecticut, and he shall receive the following salary and shall be eligible for the following employment benefits:

         1.  SALARY: The Executive's base salary shall be $560,000 annually.

         2. INCENTIVE PAY: The Executive shall be eligible to participate in PanAmSat's Annual Incentive Plan ("AIP"). Said Plan may be amended from time to time and any such amendments shall be applicable to the Executive. The Executive's bonus target for calendar year 2001 is $560,000. However, the actual bonus amount, if any, payable to the Executive for calendar year 2001 shall be based upon PanAmSat's performance as determined by pre-established corporate financial performance measures and goals determined by the Compensation Committee of the Board of Directors and the Executive's individual performance.

         3. STOCK OPTIONS: The Executive shall be eligible to participate in PanAmSat's Long-Term Stock Incentive Plan (Nonqualified stock option program). In addition, a grant to the Executive of 200,000 options has been made effective January 23, 2001 at a strike price of $38.188 per share. This grant covers the employment period of 2001 and 2002.

         4. RELOCATION BENEFITS: The Executive shall be entitled to relocation benefits pursuant to the provisions of the PanAmSat policies on Executive Relocation Benefits, Standard New Hire Relocation Allowance, and Relocation Expense Agreement, with the following modification:

              a. The time limit for relocation as set forth in the policy on
                 Executive Relocation Benefits (at page 1 thereof) has been waived.

         5. OTHER BENEFITS: The Executive shall be entitled to participate in the PanAmSat Corporation Retirement Savings Plan and the Retention and Deferred Compensation Plan (the "RDC") and shall be entitled to coverage under




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the group medical, vision, dental, basic life and business travel accident insurance plans provided by PanAmSat on the same basis as other executive employees of PanAmSat. The Executive will be entitled to a car allowance of at least $600 bi-weekly. Said Plans may be amended from time to time and any such amendments shall be applicable to the Executive.

         6. TERM: The term of employment under this Agreement shall be for a period of two-years commencing on April 1, 2001 through March 31, 2003; and may be extended by PanAmSat in one year increments for subsequent two year terms, by providing written notification to Executive, twelve (12) calendar months prior to the expiration date of each employment term, of its desire to extend the Agreement.

         B.     TERMINATION OF EMPLOYMENT

         1. NOTICE: The Executive's employment under this Agreement may be terminated by either the Executive or PanAmSat at any time upon 30 days written notice to the other of such termination (Termination Notice"). The Termination Notice shall state the effective date of such termination and whether such termination is for "Cause" or "Good Reason" as defined in Sections F1 and F2. Unless the Termination Notice states that the termination is for Cause or Good Reason with reasonable particularity, the termination shall be deemed to be without Cause or Good Reason. The Executive's employment shall automatically terminate upon his death.

         2. TERMINATION BY PANAMSAT FOR CAUSE: The Executive's employment under this Agreement may be terminated at any time for "Cause" as defined in Section F1 of this Agreement. In the event of termination for Cause, the Executive shall have no right to receive (other than as required by law or by the terms of a Plan) any compensation, benefits or severance pay under this Agreement for any period of time after such termination, but shall be entitled to amounts accrued or earned prior thereto, including but not limited to earned but unpaid salary and bonus, accrued vacation and unreimbursed expenses ("Accrued Obligations").

         3. TERMINATION BY PANAMSAT WITHOUT CAUSE: The Executive's employment under this Agreement may be terminated at any time by PanAmSat without Cause; provided, however, in such case, the Executive shall be entitled to receive Severance Pay and Benefits as set forth below in Section C of this Agreement and Accrued Obligations. However, in the event that Executive is terminated without Cause, PanAmSat's obligation to pay the cost for medical, vision and dental coverage shall end the earlier of 1) the date on which Executive secures alternative employment or 2) for a period of thirty (30) consecutive months following the effective date of his termination.




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         4.  TERMINATION BY THE EXECUTIVE FOR GOOD REASON: The Executive's
employment under this Agreement may be terminated by the Executive at any time for "Good Reason" as defined in Section F2 of this Agreement. In the event of termination for Good Reason, the Executive shall be entitled to receive Severance Pay and Benefits as set forth below in Section C of this Agreement and Accrued Obligations.

         5. TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON: The Executive's employment under this Agreement may be terminated at any time by the Executive without Good Reason as defined in Section F2 of this Agreement. In the event of termination without Good Reason, the Executive shall have no right to receive (other than as required by law or by the terms of a Plan) any compensation, benefits or severance pay under this Agreement for any period of time after such termination but shall be entitled to Accrued Obligations.

         C.     SEVERANCE PAY AND BENEFITS

         1. In the even PanAmSat elects to involuntarily terminate the Executive's employment "without Cause" or the Executive terminates his employment for "Good Reason" as defined in Section F2 of this Agreement, the Executive shall receive:

              a. Severance pay in the amount equal to 1) two and one-half (2-1/2) times the Executive's annual base salary in effect at the time of termination and 2) two and one-half (2-1/2) times the higher of the actual bonus amount paid to the Executive under the Annual Incentive Plan for the bonus year immediately preceding his termination date, or the Executive's targeted annual bonus under said Plan for the year in which the Executive's termination is effective. This severance pay amount, less all legally required withholding or deduction, shall be paid to the Executive within thirty (30) calendar days of his effective date of termination. Such amount shall be paid without offset for any amounts. Executive may earn from other employment and shall not be subject to offset or counterclaim.

              b. Pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), or otherwise, upon termination the Executive shall be entitled to participate in PanAmSat's then existing group medical, vision, dental and basic life insurance plans. The cost of the Executive's (and his eligible dependents) participation in said Plans for a period of thirty (30) consecutive months following the effective date of his termination shall be borne by PanAmSat.

         2. If during the term of this Agreement, there is a "Change in Control" as hereinafter defined and under the new controlling ownership PanAmSat elects to involuntarily terminate Executive's employment "without Cause," or Executive terminates his employment for "Good Reason," the Executive shall receive severance benefits as set forth in Section C.1.a. and C.1.b. above. Additionally, except in the case of non-renewal of this Agreement in accordance with Section A.6., all stock options shall become immediately vested and exercisable, and all stock options will terminate not




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later than the fifth anniversary of the date of termination of employment, or, if earlier, the expiration date of the option and Executive shall be fully vested in all amounts under RDC.

         3. In the event PanAmSat elects to involuntarily terminate the Executive's Employment "without Cause," or the Executive terminates his employment for "Good Reason," or Executive's termination is the result of death or disability, Executive shall be entitled to a pro-rata AIP bonus for the fiscal year of termination (paid when AIP bonuses are paid for the fiscal year) and shall be fully vested in all amounts under the RDC.

         4. The Executive shall not be entitled to receipt of severance pay of any kind by reason of any Plan or program of PanAmSat in addition to that provided hereunder.

         5. As a condition precedent to receipt of any severance pay or benefits provided hereunder, the Executive shall execute a written waiver and release included in this document as Attachment A.

         D.     COVENANT NOT TO COMPETE AND NON-SOLICITATION

The Executive represents, warrants and agrees that he will not, during the term of his employment, and for a period of two (2) years following the termination of his employment, without the specific written consent of PanAmSat, directly or indirectly engage in, have any interest in any person, firm or corporation that directly or indirectly competes with the business of PanAmSat in, 1) the sale or lease of, or the provision of satellite services via, transponder capacity on satellites operating in geostationary earth orbit; or 2) the provision of telemetry, tracking and control services for such satellites and for other satellites operating in geostationary earth orbit provided the foregoing shall not prevent the Executive from owning less than a two percent (2%) interest in a public entity, from being employed by such a competing entity at a non-competing portion of the entity or the related entities (and owning stock in the competing entity as a result of a compensation plan) or being employed by any investment, commercial or merchant banking organization. In addition, the Executive warrants and agrees that for a period of two (2) years from the date of his employment separation from PanAmSat, he will not directly or indirectly solicit, identify for solicitation, or aid in the solicitation of any key employee or group of key employees of PanAmSat to accept employment with any competitor of PanAmSat. The determination of who constitutes a "key" employee shall be based on the employee's level, duties, and responsibilities and impact on PanAmSat's ability to perform if the employee leaves.

         E.     ARBITRATION

The Executive and PanAmSat agree that all claims and disputes arising out of or related to this Agreement, or any other claim or dispute that the Executive may have against PanAmSat including, but not limited to, claims arising out of or related to his




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employment by PanAmSat or the termination thereof, shall be resolved by confidential final and binding arbitration before a single arbitrator administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules in effect on the date the Executive executes this Agreement. Any such arbitration must be commenced within the applicable statute of limitations period governing the claim or dispute. At least sixty (60) days prior to filing it with AAA, the party seeking arbitration shall, by hand delivery or certified mail, return receipt requested, provide the other party the written notice of intention to arbitration under the AAA rules (hereinafter "Arbitration Notice"). The Parties agree to attempt to select a mutually acceptable arbitrator, within thirty (30) days of service of the Arbitration Notice, the arbitrator shall be selected in accordance with the aforementioned rules of the AAA for non-expedited procedures. The Parties shall be entitled to all relief and remedies in an arbitration as would be available to them in a court of law as well as the award of attorneys' fees and costs. Except, however, that the award of attorneys' fees and cost shall only be available to PanAmSat if there is a finding that Executive's claim was frivolous. The arbitrator shall issue a written opinion explaining the reasons for the award. In the event of a conflict between this Agreement and the aforementioned AAA rules, the provisions of this Agreement shall apply. Either the Executive or PanAmSat may bring an action according and subject to the Federal Arbitration Act in any court of competent jurisdiction in the State of Connecticut to modify or correct an arbitration award. Any arbitration shall be held and any award shall be made in the State of Connecticut.

         F.     DEFINITIONS

         1.  CAUSE: The term "Cause" as used herein is defined as any
i) conviction of, or plea of nolo contendere to, a felony; ii) use of illegal drugs; iii) disability; or iv) willful and intentional misconduct, willful neglect or gross negligence, in the performance of duties, which has caused a demonstrable and serious injury to PanAmSat, monetary or otherwise. For purposes of this Agreement, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of his duties under this Agreement, with or without accommodations, for 180 consecutive days. The disability of Executive will be determined by a medical doctor selected by written agreement of PanAmSat and the Executive upon the written request of one party by notice to the other. The determination of the medical doctor will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability and the Executive hereby authorizes the disclosure and release to PanAmSat of such determination. In addition, in the event that PanAmSat elects not to extend Executive's employment as set forth in Section A 6 herein and, Executive completes his employment obligations under this Agreement his termination shall constitute termination "without Cause."

         2. GOOD REASON: The term "Good Reason" as used herein is defined as any reduction in the amount of the Executive's base salary or aggregate incentive compensation opportunities; any material reduction in the aggregate value of the Executive's benefits, unless it is pursuant to a general change in benefits applicable to




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all executive employees; a material reduction in the Executive's then duties and responsibilities; a diminution in Executive's then title or a transfer, without the Executive's consent, of the Executive's principal place of employment to a location more than fifty (50) miles from the Executive's current office or current home. Notwithstanding the above, the occurrence of any event described in this paragraph will not constitute "good reason" unless the Executive gives PanAmSat written notice, within sixty (60) calendar days after the Executive knew or should have known of the occurrence of the event, that such event constitutes "good reason" and PanAmSat thereafter fails to cure the event within thirty (30) calendar days after receipt of such notice, provided such right to cure shall not exist in the case of events duplicative of those previously cured.

         3. CHANGE IN CONTROL: The term "Change in Control," means the effective date of any of the following events occurring during the Term:
(a) consummation of a change in ownership of PanAmSat, whether by sale, merger, consolidation or reorganization, and whether in one or more such transactions, pursuant to which Hughes Electronics Corporation and/or General Motors Corporation does not directly or indirectly own more than 50% of the outstanding common stock, in value, of PanAmSat or any successor surviving entity; or
(b) the sale or distribution of all or substantially all of the assets of PanAmSat to an unrelated entity or entities or to an entity in which Hughes Electronics Corporation and/or General Motors Corporation does not directly or indirectly own more than 50% in value of the equity of such entity; or (c) a majority of the members of the PanAmSat Board of Directors (the "Board") ceases for any reason (other than during a period of not more than 60 days following the death, disability, or resignation of a member of the Board pending the appointment of a successor) to be comprised of (i) individuals who were members of the Board as of the date hereof, (ii) any new director whose election or nomination for election to the Board was approved by Hughes Electronics Corporation and (iii) any new director whose election or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who are described in foregoing clauses (i) or
(ii) hereof.

         H.     EXCISE TAXES

         a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution by PanAmSat, or any other party, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code ("Code"), or any interest or penalties which are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise




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Tax imposed upon the Payments. Notwithstanding the foregoing, provisions of this paragraph "a", if it is determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000.00 (taking into account both income taxes and any Excise Tax) as compared to the after-tax proceeds to Executive resulting from the elimination of the Gross-Up Payment and a reduction of the payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         b. Subject to the provisions of paragraph "a", all determinations required to be made under this Section H, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm selected by PanAmSat (the "Accounting Firm") which shall be retained to provide detailed supporting calculations both to PanAmSat and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is required by PanAmSat. All fees and expenses of the Accounting Firm shall be borne solely by PanAmSat. Any Gross-Up Payment, as determined pursuant to this Section H, shall be paid by PanAmSat to Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon PanAmSat and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by PanAmSat should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If PanAmSat exhausts its remedies pursuant to paragraph "c" below, and Executive thereafter is required to make a payment of any Excise Tax, as well as penalties and interest, that has occurred and any such Underpayment shall be promptly paid by PanAmSat to or for the benefit of Executive.

         c. Executive shall notify PanAmSat in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by PanAmSat of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 10 business days after Executive is informed in writing of such claim and shall apprise PanAmSat of the nature of such claim and the date on which such claim is requested to be paid or appealed. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to PanAmSat (or such shorter period ending on the date that any payment of taxes with respect to such claim is due.) If PanAmSat notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

         (a) give PanAmSat any information reasonably required by PanAmSat relating to such claim;




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         (b) take such action in connection with contesting such claims as
             PanAmSat shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by PanAmSat;

         (c) cooperate with PanAmSat in good faith in order to effectively contest such claim; and

         (d) permit PanAmSat to participate in any proceedings relating to such claim; provided, however, that PanAmSat shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph "c", PanAmSat shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as PanAmSat shall determine; provided, however, that if PanAmSat directs Executive to pay such claim and sue for a refund, PanAmSat shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, PanAmSat's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case maybe be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         d. If, after the receipt by Executive of an amount advanced by PanAmSat pursuant to paragraph "c" above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to PanAmSat's complying with the requirements of paragraph "c" above) promptly pay to PanAmSat the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Executive of any amount advanced by PanAmSat pursuant to paragraph "c" above, a determination is made that Executive shall not be




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entitled to any refund with respect to such claim and PanAmSat does not notify
Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         I.     GENERAL PROVISIONS

         1. NOTICES: Any notice, request, demand or other communication required or permitted by this Agreement shall be deemed to be properly given when personally served in writing or three (3) days after being deposited in the United States mail, registered or certified, postage prepaid, addressed to the party at the last address supplied to the sending party by the addressed party.

         2. WAIVER: The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provisions of this Agreement.

         3. ENTIRE AGREEMENT: This Agreement contains the entire agreement of the Parties. It supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the employment of the Executive by PanAmSat. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding.

         4. AMENDMENTS: No amendments or additions to this Agreement nor Agreement termination shall be binding unless in writing and signed by both Parties, except as herein otherwise provided.

         5. SEVERABILITY: The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not effect the validity and enforceability of the other provisions herein.

         6. CHOICE OF LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws.

         7. INDEMNIFICATION: PanAmSat hereby agrees that both during and after Executive's employment, it shall indemnify Executive to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and Executive shall be covered by PanAmSat's Directors and Officers ("D&O") insurance plan.




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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first hereinabove written.


                                                PANAMSAT


/s/ R. Douglas Kahn                             By: /s/ James W. Cuminale
--------------------                            ----------------------------
R. Douglas Kahn


/s/ Michael T. Smith
--------------------
Michael T. Smith
Chairman of the Board
& Chief Executive Officer
Hughes Electronics Corporation


/s/ James W. Cuminale
--------------------
James W. Cuminale
Secretary of the Corporation
PanAmSat Corporation




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                                 ATTACHMENT "A"

                                 GENERAL RELEASE

         For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, R. Douglas Kahn ("Kahn") does hereby release and forever discharge PanAmSat, Hughes Electronics Corporation, their parent(s) and affiliates and each of their respective associates, owners, stockholders, predecessors, successors, heirs, assigns, agents, directors, officers, partners, representatives, employees, lawyers, and all persons acting by, through, under, or in concert with them, or any of them (each, a "Releasee"), from any and all manner of action or actions, cause or causes of action, in law or in equity, suites, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which Kahn now has or may hereafter have against any of the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to ______________________, except as expressly provided herein, in connection with his employment with PanAmSat or the termination thereof. The Claims released hereunder include, without limitation, any alleged breach of any employment agreement between PanAmSat and Kahn; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other legal restrictions on PanAmSat's right to terminate Kahn's employment; and any alleged violation of any federal, state or local statute or ordinance including without limitation, the Connecticut General Statutes, Title VII of the Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Connecticut Human Rights and Opportunities Law, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1973.

         In accordance with the Older Workers Benefit Protection Act of 1990, Kahn is aware of the following with respect to his release of any claims under the ADEA:

              (1)   He has the right to consult with an
              attorney before signing this Release.

              (2) He has twenty-one (21) days, in which to consider this Release and any ADEA claim; and

              (3) He has seven (7) days after signing this Release to revoke his release as to any ADEA claim.

         This Release shall not be effective until the expiration of seven (7) days following execution of this Release.




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         This Release shall not cover any rights of Kahn upon termination under the Employment Agreement dated, _________________, any rights of indemnification under PanAmSat's certificate of incorporation, bylaws or any agreement rights to Directors and Officers insurance rights pursuant to any equity grant or any post termination rights under any benefit plan.

         Kahn represents and warrants to each Releasee that there has been no assignment or other transfer of any interest in any Claim which Kahn may have against the Releasees.

         Kahn agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against any Releasee any of the Claims released hereunder, then Kahn will pay to the Releasee, in addition to any other damages caused thereby, all reasonable attorneys' fees incurred by the Releasee in defending or otherwise responding to said suit or Claim.


Dated:___________________    _______________________
                                  R. Douglas Kahn